Exhibit T3A.1

Form 251
BAKER & MCKENZIE ATTN: AMANDA HOUGH
Level 27 Amp Centre 50 Bridge Street SYDNEY NSW 2000
Remove this top section if desired before framing
Certificate of Registration on
Conversion to a Proprietary Company
This is to certify that EMECO LIMITED
Australian Company Number 112 227 728
on the third day of November 2006 converted to a proprietary company. The name of the company is now
EMECO PTY LIMITED
Australian Company Number 112 227 728
The company is registered under the Corporations Act 2001 and is taken to be registered in Victoria and the date of commencement of registration is the sixteenth day of December, 2004.
Issued by the
Australian Securities and Investments Commission
on this third day of November, 2006.
Jeffrey Lucy
Chairman
CERTIFICATE